Exhibit 99.1

Republic Services, Inc. Elects Kim S. Pegula
to its Board of Directors

PHOENIX (July 31, 2017) - Republic Services, Inc. (NYSE: RSG) announced today that business executive Kim S. Pegula has been elected to its Board of Directors. Republic's Board now consists of 11 total members.

Kim Pegula, 48, serves as president and chief executive officer of Pegula Sports and Entertainment, a company that provides creative and business services to numerous business entities in the professional sports, real estate, hospitality and music industries. Clients include the NFL’s Buffalo Bills, the NHL’s Buffalo Sabres, the multipurpose HARBORCenter facility in Buffalo, NY and Black River Entertainment in Nashville, Tenn., to name a few.

Commenting on this addition to the Board, President and Chief Executive Officer Donald W. Slager said, “Kim’s strong leadership and expertise in creating, developing and operating successful brands and sports franchises that put meaningful customer engagement at the heart of their business model, will add a valuable perspective as we continue to execute our strategy of profitable growth through differentiation. We are pleased to welcome Kim to our Board and look forward to her counsel."

About Republic Services
Republic Services, Inc. is an industry leader in U.S. recycling and non-hazardous solid waste. Through its subsidiaries, Republic’s collection companies, recycling centers, transfer stations and landfills focus on providing effective solutions to make proper waste disposal effortless for its 14 million customers. We’ll handle it from here.TM, the brand’s promise, lets customers know they can count on Republic to provide a superior experience while fostering a sustainable Blue PlanetTM for future generations to enjoy a cleaner, safer and healthier world.

For more information, visit the Republic Services website at RepublicServices.com. “Like” Republic on Facebook at www.facebook.com/RepublicServices and follow on Twitter @RepublicService.

For more information, contact:
Media Inquiries	Investor Inquiries
Darcie Brossart (480) 627-2700	Nicole Giandinoto (480) 627-7098
media@republicservices.com	investor@republicservices.com

###